                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-78419


       SUPPLEMENT TO PROSPECTUS OF AT HOME CORPORATION DATED JULY 2, 1999

     This supplement, dated July 15, 1999, updates information provided on pages 36-39 of the prospectus dated July 2, 1999. This supplement constitutes a part of the prospectus and must, along with the prospectus, be timely delivered to any purchaser of our debentures or Series A common stock offered by the selling securityholders named in this supplement.

                            SELLING SECURITYHOLDERS

     The following table presents information with respect to the selling securityholders and the principal amounts of debentures and shares of our Series A common stock issuable upon the conversion of these debentures that they may offer under this prospectus. The term selling securityholders includes donees and pledgees selling securities received from a named selling securityholder after the date of this prospectus. The debentures were originally issued by us and sold by an initial purchaser, in a transaction exempt from the registration requirements of the Securities Act, to qualified institutional buyers. To our knowledge, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The principal amounts of debentures provided in the table below is based on information provided to us by each of the selling securityholders as of April 30, 1999, and the percentages are based on $437,000,000 principal amount at maturity of debentures outstanding. The number of shares of Series A common stock that may be sold is calculated based on the conversion ratio of 13.10 shares of Series A common stock per $1,000 principal amount at maturity of a debenture. If each selling securityholder named below converted all of its debentures, each would own less than 1% of our outstanding Series A common stock, based on 331,178,234 shares of Series A common stock outstanding as of June 15, 1999.

     Since the date on which each provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our Series A common stock issuable upon conversion of the debentures, is subject to adjustment. Accordingly, the number of shares of Series A common stock issuable upon conversion of the debentures may increase or decrease.

     The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the debentures or the Series A common stock issuable upon the conversion of the debentures, we cannot estimate the amount of the debentures or how many shares of our Series A common that each selling securityholder will beneficially own after this offering.
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
                                      PRINCIPAL AMOUNT OF   PERCENTAGE    NUMBER OF SHARES OF
                                          DEBENTURES            OF          SERIES A COMMON
                                      BENEFICIALLY OWNED    DEBENTURES     STOCK THAT MAY BE
                NAME                   THAT MAY BE SOLD     OUTSTANDING          SOLD
                ----                  -------------------   -----------   -------------------
AIG/National Union Fire Insurance --
  FRIC...............................    $  1,435,000              *              18,798
Alexandra Global Investment Fund I
  LTD................................    $  1,000,000              *              13,100
Aloha Airlines Non-Pilots Pension
  Trust..............................    $    350,000              *               4,585
Aloha Airlines Pilots Retirement
  Trust..............................    $    195,000              *               2,554
Alta Partners Holdings, LDC..........    $  3,000,000              *              39,300
Angelo, Gordon & Co., L.P............    $  1,500,000              *              19,650
Argent Classic Convertible Arbitrage
  Fund L.P...........................    $  5,500,000            1.3%             72,050
Argent Classic Convertible Arbitrage
  Fund (Bermuda) L.P.................    $  7,500,000            1.7%             98,250
Aristela International, Ltd..........    $  1,500,000              *              19,650
Arpeggio Fund, LP....................    $    500,000              *               6,550
Associated Electric & Gas Insurance
  Services Ltd.......................    $    700,000              *               9,170
BancBoston Robertson Stephens........    $    250,000              *               3,275
Bancroft Convertible Fund, Inc.......    $    500,000              *               6,550
Black Diamond Offshore, Ltd..........    $  1,856,000              *              24,313
C&H Sugar Company....................    $    375,000              *               4,912
D.E. Shaw Securities, L.P............    $  2,425,000              *              31,767
David Lipscomb University General
  Endowment..........................    $     85,000              *               1,113
Delaware PERS........................    $  2,740,000              *              35,894
Delphi Foundation, Inc...............    $     29,000              *                 379
Deutsche Bank Securities.............    $ 92,475,000           21.2%          1,211,422
Double Black Diamond Offshore LDC....    $  3,144,000              *              41,186
Ellsworth Convertible Growth and
  Income Fund Inc....................    $    500,000              *               6,550
Equitable Life Assurance Separate
  Account Balanced...................    $    135,000              *               1,768
Equitable Life Assurance Separate
  Account Convertibles...............    $  2,000,000              *              26,200
Fidelity Financial Trust; Fidelity
  Convertible Securities Fund........    $  7,600,000            1.7%             99,560
The First Foundation.................    $    325,000              *               4,257
GLG Market Neutral Fund..............    $  5,000,000            1.1%             65,500
GLG Trust Growth & Income Series.....    $  2,000,000              *              26,200
General Motors Employees Global Group
  Pension Trust......................    $  8,160,000            1.9%            106,896
General Motors Foundation............    $    195,000              *               2,554
General Motors Insurance
  Corporation........................    $  1,616,000              *              21,169
Goldman Sachs & Co...................    $  1,500,000              *              19,650
Gryphon Domestic III, LLC............    $  2,000,000              *              26,200
HBK Cayman L.P.......................    $  4,095,000              *              53,644
HBK Offshore Fund Ltd................    $  7,605,000            1.7%             99,625

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
                                      PRINCIPAL AMOUNT OF   PERCENTAGE    NUMBER OF SHARES OF
                                          DEBENTURES            OF          SERIES A COMMON
                                      BENEFICIALLY OWNED    DEBENTURES     STOCK THAT MAY BE
                NAME                   THAT MAY BE SOLD     OUTSTANDING          SOLD
                ----                  -------------------   -----------   -------------------
Hawaiian Airlines Employees Pension
  Plan -- IAM........................    $    300,000              *               3,930
Hawaiian Airlines Pension Plan for
  Salaried Employees.................    $     75,000              *                 982
Hawaiian Airlines Pilots Retirement
  Plan...............................    $    460,000              *               6,026
Hudson River Trust Balanced
  Account............................    $  1,575,000              *              20,632
Hudson River Trust Growth & Income
  Account............................    $  2,820,000              *              36,942
Hudson River Trust Growth
  Investors..........................    $  1,325,000              *              17,357
ICI American Holdings Trust..........    $  1,175,000              *              15,392
Investcorp SAM Fund Limited..........    $  3,500,000              *              45,850
J.M. Hull Associates, L.P............    $    200,000              *               2,620
JMG Convertible Investments, L.P.....    $ 12,409,000            2.8%            162,557
Jackson Investment Fund Ltd..........    $  6,422,000            1.5%             84,128
Julius Back Securities...............    $    600,000              *               7,860
Kapiolani Medical Center.............    $    650,000              *               8,515
MainStay VP Convertible Portfolio....    $  1,500,000              *              19,650
McMahan Securities Company, L.P......    $    196,000              *               2,567
Memphis Light, Gas & Water Retirement
  Fund...............................    $  1,340,000              *              17,554
Merrill Lynch Pierce Fenner & Smith
  Inc................................    $  4,292,000              *              56,225
MichaelAngelo L.P....................    $  6,750,000            1.5%             88,425
Morgan Stanley Dean Witter...........    $  5,000,000            1.1%             65,500
Morgan Stanley Dean Witter
  Convertible Securities Trust.......    $  4,500,000            1.0%             58,950
Nalco Chemical Company...............    $    600,000              *               7,860
NationsBanc Montgomery Securities....    $  4,000,000              *              52,400
New York Life Insurance Company......    $ 18,000,000            4.1%            235,800
Oppenheimer Convertible Securities
  Fund...............................    $  4,000,000              *              52,400
Pell Rudman Trust Co.................    $  1,075,000              *              14,082
PIMCO Convertible Bond Fund..........    $    700,000              *               9,170
Putnam Advisory Company, Inc.........    $    422,000              *               5,528
Putnam Investment Management, Inc....    $  4,132,000              *              54,129
Queens Health Plan...................    $    120,000              *               1,572
R2 Investments, LDC..................    $ 18,900,000            4.3%            247,590
Ramius Fund Ltd......................    $ 10,500,000            2.4%            137,550
Ramius, L.P..........................    $  5,220,000            1.2%             68,382
Raphael, L.P.........................    $  3,250,000              *              42,575
RCG Baldwin, L.P.....................    $  3,250,000              *              42,575
Rhapsody Fund, LP....................    $    500,000              *               6,550
SG Cowen Securities Corp.............    $ 10,000,000            2.3%            131,000
Salomon Smith Barney Inc.............    $  2,175,000              *              28,492
Soundshore Holdings Ltd..............    $  5,850,000            1.3%             76,635

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
                                      PRINCIPAL AMOUNT OF   PERCENTAGE    NUMBER OF SHARES OF
                                          DEBENTURES            OF          SERIES A COMMON
                                      BENEFICIALLY OWNED    DEBENTURES     STOCK THAT MAY BE
                NAME                   THAT MAY BE SOLD     OUTSTANDING          SOLD
                ----                  -------------------   -----------   -------------------
Soundshore Opportunity Holding Fund
  Ltd................................    $  2,000,000              *              26,200
Southern Farm Bureau Life
  Insurance -- FRIC..................    $  1,550,000              *              20,305
Starvest Combined Portfolio..........    $  1,925,000              *              25,217
State of Oregon Equity...............    $ 13,500,000            3.1%            176,850
State of Oregon/SAIF Corporation.....    $  9,150,000            2.1%            119,865
Triarc Companies, Inc................    $    780,000              *              10,218
Triton Capital Investments, Ltd......    $ 20,306,000            4.6%            266,008
Van Kampen Convertible Securities
  Fund...............................    $    450,000              *               5,895
Van Kampen Harbor Fund...............    $  2,550,000              *              33,405
Warburg Dillon Read..................    $  8,649,000            2.0%            113,301
Zeneca Holdings Trust................    $  1,175,000              *              15,392
Other holders of debentures or future
  transferees of these holders
  (**)...............................      57,392,000           13.1%            751,835

-------------------------
 * Less than 1%

** Assumes that any other holders of debentures, or any future transferees of these holders, do not beneficially own any Series A common stock other than the Series A common stock issuable upon conversion of the debentures at the initial conversion rate